American Century Variable Portfolios, Inc.
                                        Exhibit 77P
                                For the six month period ending 6/30/2003

Fund         Issuer                                   Ticker    Principal Amount    Amount Purchased   Trade Date   Price     Underw
VP VALUE     Ameren Corp                              AEE       $   256,162,500     $  4,285,588.50    01/14/2003   $40.5000  GSCO
VP VALUE     American Electric Power Company, Inc     AEP       $ 1,204,625,000     $  3,258,123.05    02/27/2003   $20.9500  SBSH
VP VISTA     Omnicare                                 OCR       $   188,628,750     $      7,669.08    06/10/2003   $29.1600  LEHM
VP VISTA     Xerox Corporation                        XRX       $   471,500,000     $      7,492.75    06/19/2003   $10.2500  GSCO
VPINCGRO     Xerox Corporation                        XRX.PP    $   920,000,000     $    720,000.00    06/19/2003   $100.0000 SBSH